Exhibit 99.1

GULFSLOPE ENERGY, INC. NAMES JOHN H. MALANGA VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON, TX–(Marketwired – August 1, 2014) – GulfSlope Energy (OTCQB:  GSPE) today announced that John H. Malanga has been appointed by the Company’s Board of Directors to the position of Vice President and Chief Financial Officer.  Mr. Malanga will assume the CFO position from John Seitz.

Mr. Malanga, 46, is an industry veteran with approximately 20 years of energy finance experience having worked as an investment banker with various boutique firms including Weisser, Johnson & Co., Sanders Morris Harris Inc., and Jefferies & Co.  Over his career, he has led and executed various capital markets, mergers and acquisitions, and financial advisory transactions with particular emphasis on providing strategic and financial advice to emerging growth publicly-traded companies.  Mr. Malanga holds a Bachelor of Science in Economics from Texas A&M University and a Masters in Business Administration with a concentration in finance from Rice University.

John Seitz, Chairman and Chief Executive Officer, commented, “We are very pleased to announce the addition of John to GulfSlope’s executive management team.  He has deep oil and gas experience and brings a wealth of knowledge and understanding of the energy capital markets from his tenure in investment banking.  With our recently announced acquisition of 21 offshore Gulf of Mexico lease blocks, our recent equity capital raise, and the addition of Mr. Malanga as our CFO, we believe that GulfSlope is well positioned to continue to enhance long term value for our shareholders.”

About GulfSlope Energy, Inc.

GulfSlope Energy, Inc. is a Houston-based independent oil and gas exploration company focused on the offshore US Gulf of Mexico.